Exhibit 28 (i)

1900 K Street, NW Washington, DC 20006 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

February 26, 2014

TCW Funds, Inc.

865 South Figueroa Street

Los Angeles, CA 90017

Re:	Opinion of Counsel regarding Post-Effective Amendment No. 84 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File Nos. 033-52272 and 811-07170)

Ladies and Gentlemen:

We have acted as counsel for TCW Funds, Inc. (the “Corporation”), a corporation duly organized and validly existing under the laws of the State of Maryland, in connection with Post-Effective Amendment No. 84 to the Corporation’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Registration Statement”), relating to the issuance and sale by the Corporation of an indefinite number of the Corporation’s Class I and Class N shares, par value $0.001 per share (the “Shares”). We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Corporation’s Amended Articles of Incorporation and its Amended and Restated By-Laws.

Based upon the foregoing, we are of the opinion that the Shares proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Corporation’s Registration Statement to be dated on or about February 28, 2014 and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP